Harry E. Figgie, Jr.
                       16633 Foltz Industrial Parkway
                          Strongsville, Ohio 44136


                              October 11, 1995

Mr. John Reilly
Chief Executive Officer
Figgie International Inc.
4420 Sherwin Road
Willoughby, Ohio  44094

Re:  Request for Stockholder List
     ____________________________

Dear Jack:

                As you know, representatives of our financial advisors, Batchelder & Partners, Inc., have had several discussions with you and other officers of Figgie International Inc. (the "Company") regarding obtaining the Company's stockholder list and related information. As the record holder of common stock of the Company, I am entitled under Section 220 of the Delaware General Corporation Law to obtain stockholder lists and other books and records of the Company, and hereby request the right to inspect and receive, myself or through my representatives, copies of:

                         (a) the complete record or list of the holders of
                shares of Common Stock, certified by Company's transfer agent, showing the names and addresses of each such holder and the number of shares of Class A Common Stock and Class B Common Stock of the Company (collectively, "Common Stock") registered in the name of each such holder of the shares of Common Stock, as of the latest date available; and

                         (b) all lists or other information regarding
                beneficial owners of shares of Common Stock that is in the possession or control of the Company, including lists and other information regarding beneficial owners that the Company uses to identify and track beneficial owners. On more than one occasion, members of the Company's Corporate Relations Department have informed my representatives that the Company possesses such information.

                The purpose of this request is to enable my representatives to communicate (subject to applicable SEC regulations) with my fellow Company stockholders on matters relating to our mutual interests as stockholders, including communicating with other Company stockholders regarding their views on the value of the Company, the Company's present direction and how shareholder value might be enhanced as well as their views on Board of Directors representation dedicated to maximizing shareholder value.

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Figgie International Inc.
October 11, 1995
Page 2


                I hereby designate and authorize Batchelder & Partners, Inc. and its officers and employees, and any other persons to be designated by me, acting together, singly or in combination, to conduct, as my agents, the inspection and copying herein requested. I will bear the reasonable costs incurred by the Company (including those of its transfer agent) in connection with the production and copying of the above information.

                Please advise either Joel Reed or Dyann Brown (telephone
(619) 456-6655)) when and where the items requested above will be made available to me. Your prompt compliance with the exercise of this fundamental right of a stockholder of the Company is expected and appreciated. Please respond to this request as soon as practicable and in any event within five (5) business days from the date of this letter.

                Please sign and date a copy of this letter to indicate your receipt hereof and return it in the enclosed addressed, pre-paid envelope.


                                         Very truly yours,



                                         By: /s/ Harry B. Figgie, Jr.
                                            _________________________
                                         Harry E. Figgie, Jr.


Receipt of a signed copy of
this letter on October __, 1995
is hereby acknowledged on behalf
of Figgie International Inc.

Figgie International Inc.



By:  _____________________________
        Name:
        Title:

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Figgie International Inc.
October 11, 1995
Page 3


STATE OF OHIO
         ____

COUNTY OF CUYAHOGA
          ________

Harry E. Figgie, Jr., having been first duly sworn according to law, deposes and says he is authorized to execute the foregoing request for a stockholder list and to make the request, designations, authorizations and representations contained therein and that the facts and statements contained in the foregoing request for a stockholders list are true and correct.

                                         /s/ Harry E. Figgie, Jr.
                                         ________________________
                                         Harry E. Figgie, Jr.


Sworn before me this 11th
day of October 1995


/s/ Richard W. Demming
_______________________
Notary Public


        RICHARD W. DEMMING
   Notary Public - State of Ohio
My Commission Expires May 9th, 2000
   (Recorded in Cuyahoga County)